EXHIBIT 99.1

REMARKS BY HERMANN WALDEMER

CHIEF FINANCIAL OFFICER

PHILIP MORRIS INTERNATIONAL INC.

J.P. Morgan Global Tobacco Conference

London, 26 June 2009

(SLIDE 1.)

Good morning ladies and gentlemen. My thanks to J.P. Morgan and Eric Bloomquist for giving me this opportunity to talk to you about our business.

Let me also extend a warm welcome to those joining us on the web cast.

(SLIDE 2.)

My remarks today contain forward-looking statements and I therefore direct your attention to the Forward-Looking and Cautionary Statements section for a review of various factors that could cause actual results to differ materially from forward-looking statements.

Reconciliations of non-GAAP measures included in this presentation to the most comparable GAAP measures are provided at the end of this presentation and are available on our web-site, along with today’s slides and script.

I will not be discussing today the subject of our 2009 earnings guidance. This subject will be addressed during our second quarter earnings call on July 23rd.

(SLIDE 3.)

During the first quarter, we posted very solid business results. Excluding currency, our net revenues, OCI and reported diluted EPS were up by 6.3%, 8.8% and 12.7%, respectively. Excluding acquisitions, our volume was stable after taking into account one less selling day due to the leap-year in 2008.

In Dollar terms, our results were, of course, unfavorably impacted by currency headwinds. The negative currency impact in the first quarter on net revenues, OCI and diluted EPS was $697 million, $401 million and 15 cents, respectively.

(SLIDE 4.)

These results were in line with our expectations and reflect the key business drivers that we expect to impact our business throughout this year. These are:

•	Strong revenue growth driven by higher prices;
•	A generally manageable fiscal environment;
•	Softer overall consumption levels, reflecting the economic downturn and higher unemployment levels, as well as the impact of higher retail prices;
•	A slightly unfavorable product mix as some consumers in specific markets are down-trading in the current economic climate;
•	A solid share performance in our key markets;
•	The growing consumer preference for lighter-tasting, smoother products; technology and innovation in cigarettes; slimmer diameter products; and menthol cigarettes;
•	The successful roll-out of our tremendous, innovation pipeline; and
•	The positive impact of acquisitions.

(SLIDE 5.)

The most important driver behind our results is revenue growth, generated largely through higher prices. In each market, we make our pricing decisions based on local market conditions and an overall assessment of the economic environment.

Since October last year, despite the deterioration in the global economy, we increased prices in most of our key markets, including Argentina, Germany, Indonesia, Mexico, Italy, Russia, Spain and Turkey. The only three major exceptions are France, Japan and Korea.

(SLIDE 6.)

In 2008, pricing contributed $1.2 billion to our increased profitability. In the first quarter this year, our pricing variance was $358 million, well ahead of the $269 million achieved in the same period last year.

Since then, we have increased our prices in Germany by 20 Euro Cents across our cigarette portfolio. This will further boost our pricing variance as the year progresses.

(SLIDE 7.)

Finally, last week, following the decision of the Spanish Government to increase the specific excise tax element and to significantly raise Minimum Excise Taxes, we implemented a 35 Euro Cent price increase across our cigarette portfolio, enabling us to raise our unit margins on our premium and mid-price brands.

(SLIDE 8.)

Pricing is the key driver of revenue and profitability growth in developed markets, where industry volumes continue to decline. Small regular price increases have been central to our ability to continue to grow profitability in a number of important markets.

Pricing has also been an important driver of increased revenues and profitability in emerging markets, enabling us over the past few years to significantly reduce the margin differential with more mature markets.

This year, the price increases that we have implemented in emerging markets have also helped to partially offset unfavorable currency movements and increase local currency profitability in the face of market softness, caused by weaker industry volume or unfavorable product mix.

(SLIDE 9.)

A central element of our strategy is to successfully address the challenges and opportunities posed by evolving fiscal environments in order to optimize our ability to grow revenues.

Over the last five years, the excise tax environment has generally become fairer and more reasonable and with balanced excise tax structures in place in essentially all of our top 25 OCI markets.

(SLIDE 10.)

For example, nearly all the cigarette markets in the EU are underpinned by a Minimum Excise Tax, which establishes a floor for prices and effectively creates a specific tax at the bottom end of the market.

The recent Spanish tax increase focused in particular on reinforcing this mechanism by increasing the MET level by 30% and introducing a similar mechanism for fine cut products.

(SLIDE 11.)

In order to address the current economic crisis, most governments have been running a budget deficit and are therefore seeking new revenue sources. In such circumstances in the past, the tobacco industry has been targeted.

However, recent increases in retail prices are already boosting government revenues, and most governments appear to have recognized that large excise tax increases tend to be counter-productive as they encourage cross-border sales, contraband, and consumer down-switching.

There are, however, a few markets where we have faced disruptive increases in excise taxes this year, in particular in Brazil, where there was a 20% increase, and Ukraine.

(SLIDE 12.)

The Ukrainian Government was pursuing a plan that foresaw regular and predictable excise tax increases. However, due to the economic crisis, it decided to very significantly increase taxes in May this year. As a result, over a period of less than 18 months, the specific excise tax has quadrupled and the ad-valorem rate has nearly doubled.

(SLIDE 13.)

We passed on these excise tax increases through a series of three small price increases in 2008 and a further two during the first quarter of 2009. However, the latest price increases in May this year are significantly larger in magnitude, ranging from 22% on Parliament to 50% on Vatra. Cumulatively, the increases over 18 months range from 57% on Parliament to over 200% on value-priced Vatra.

It is difficult to predict exactly how consumers in Ukraine will react to these increases, as they are unprecedented in magnitude and are taking place at a time of severe economic and political crisis. We expect a very difficult second quarter and a significant negative impact on volumes and mix during the balance of the year, as we are particularly concerned by the potential surge in the consumption of illicit product.

(SLIDE 14.)

Nevertheless, even at the new prices, cigarettes remain relatively affordable in Ukraine. A pack of Marlboro retails at just over one Dollar, which is significantly less than a Big Mac or a Budweiser, and just over twice the price of a local beer. In addition, relative price gaps between Marlboro and the bottom end of the cigarette market have been reduced. Therefore, once the Ukrainian consumer has absorbed the sticker shock and the economy starts to improve, we would expect the Ukrainian market to resume its strong historical performance.

(SLIDE 15.)

More generally, the economic crisis and unemployment, as well as higher retail prices, are driving weaker industry volumes across most emerging markets. Industry volume growth in Indonesia, for example, has decelerated versus last year and is increasing at a pace of around 4% so far in 2009. The situation in Russia has been exacerbated by the fact that an estimated two million foreign workers have left the country. While industry volume grew in 2008 and remained stable in the first quarter of 2009, it is expected to decline slightly over the remainder of this year.

(SLIDE 16.)

In the EU Region, smoking bans have now largely been implemented and the large price increases in Central Europe, driven by existing EU excise tax requirements, are now largely behind us. We believe, therefore, that we should be returning to the underlying longer-term tendency in the EU Region, which is for markets to decline by 2.5 to 3.0% a year on average. In the first quarter of this year, two of the four largest markets were in or near this range, with industry volume declines of 3.6% in Italy and 2.9% in Germany. Industry volume was actually up by 1.7% in the first quarter of this year in France, indicating that adult smokers there seem to have adapted their consumption patterns to the increased smoking restrictions that were introduced in January 2008.

(SLIDE 17.)

The Spanish market grew by 1.2% last year, but since then Spain has been one of the European economies that has suffered the most from the fall-out from the global financial crisis. In the first quarter, GDP fell by 3% and unemployment rose to 17%.

The cigarette market in Spain dropped by 10.0% in the first quarter of this year. This was driven by a decision by the retail trade to reduce their working capital requirements, the impact on consumption of the rapid rise in unemployment, as well as some switching by adult consumers to cheaper fine cut products. However, the working capital reductions are not expected to occur again and the new excise taxes will significantly reduce the price gap between cigarettes and fine cut. Whilst the recent price increases have improved our margins significantly, the volume outlook for the Spanish cigarette industry remains uncertain.

(SLIDE 18.)

At 249 billion units, Japan remains one of the largest international cigarette markets. Industry volume fell 4.4% last year and a further 5.5% in the first quarter. This reflects both an underlying industry volume decline of some 3.5% to 4.0%, as well as the timing of shipments and one time events, such as the introduction of the TASPO card in vending machines for age verification purposes.

(SLIDE 19.)

We have not seen a broad-based trend towards consumer down-trading on a global basis, though we do expect to face some unfavorable overall product mix this year. Instead, we have observed market-specific phenomena, such as overall gradual consumer down-trading, strong premium segments that are marginally declining, market polarization with the mid-price segment being squeezed, and some continuing occurrences of consumer uptrading to premium. Let me illustrate these trends with some examples.

(SLIDE 20.)

A key example of a market where we are witnessing overall consumer down-trading is Russia. According to A.C. Nielsen consumer off-take data, the premium segment has stopped growing and is now declining.

The decline reflects the economic difficulties that Russia is facing due to its dependence on raw materials and its weak industrial base and the consequent sharp rise in unemployment, as well as higher cigarette retail prices.

(SLIDE 21.)

When we analyze our shipment volume by price segment, the recent down-trading in Russia is more visible. The low and value segments account for 50% of our shipments in Russia year-to-date through the end of May, compared to 44% in the first quarter of 2008.

(SLIDE 22.)

The economic crisis, as well as the passing by Marlboro of the 3 Euro price point in January this year, put pressure on the premium segment in Spain. It declined from 17.8% of the market in the first quarter of 2008 to 16.1% during the same period this year. During this time, Marlboro has maintained its 90% share of the segment.

(SLIDE 23.)

Mexico is the most premium of all the emerging cigarette markets, with the segment accounting for 65.2% of the total market so far this year. The tendency in Mexico since 2007 has been for an increased polarization with the premium and low-price segments growing at the expense of the mid-price segment, where PMI’s presence is negligible. The recent erosion of the premium segment, as well as a total market decline of 4.6% on a 12 month moving average basis through May 2009, reflects both the economic downturn and the impact of the higher prices, which have enhanced the Mexican market’s profitability.

(SLIDE 24.)

Market polarization is even more evident in Turkey, where the premium segment grew by almost two share points in 2008 and is now essentially stable. The key trend so far this year has been consumer downtrading from the mid to the low-price segment.

(SLIDE 25.)

While still relatively small at 12.9% in April, the premium segment is continuing to expand this year in Poland. The increase of one share point since the first quarter of 2007 is remarkable given that the price of Marlboro during this period increased by 33%, driven by the very large tax increases that the Government had to implement to reach the existing EU minima.

(SLIDE 26.)

We are performing very well in all these environments due in large part to our excellent infrastructure and our superior brand portfolio, which comprises seven of the top 15 international brands: Marlboro, L&M, Chesterfield, Bond Street, the Philip Morris brand, Parliament and Lark.

(SLIDE 27.)

These brands cover all the price segments, and are notably supplemented by Muratti in the mid-price, and Next and Red & White in the low-price segment, and are complemented by several strong local heritage brands, such as A Mild in Indonesia, Petra in the Czech Republic and Delicados in Mexico.

(SLIDE 28.)

Our strong presence across all profitable price segments has enabled us to continue to gain share in such markets as Turkey and Ukraine in the EEMA Region, where we have continued to reinforce our market leadership.

(SLIDE 29.)

A key driver of our market success, as well as our increased profitability, in Turkey has been Parliament. Thanks to a series of quality improvements, packaging upgrades and line extensions. Parliament reached a share of 8.4% in the first quarter of 2009, compared to 3.6% five years ago.

(SLIDE 30.)

In Russia, we have achieved a market share of 25.1% year-to-date through April this year, slightly ahead of our performance in the first quarter of last year.

(SLIDE 31.)

Our success in keeping Russian smokers within our franchise reflects the breadth of our overall portfolio, and the strength most notably of Bond Street, which is positioned in the low-price segment. Bond Street shipment volume in Russia was up 27.7% in the first quarter.

(SLIDE 32.)

PMI’s Sampoerna is the clear market leader in Indonesia and continues to perform well with its portfolio being driven by the performance of its premium, lighter-tasting machine-made kretek brand A Mild, whose market share reached 10.5% in the first quarter of 2009, up 1.0 share point over the previous year.

(SLIDE 33.)

The success of A Mild has been bolstered by the launch of A Volution, the first slimmer diameter kretek cigarette. The market share of A Volution, which is available in both regular and menthol versions, reached 0.2% in April 2009.

(SLIDE 34.)

In Latin America, we continued to grow share in our two most important markets, Argentina and Mexico, during the first quarter of the year.

(SLIDE 35.)

Marlboro’s market share of 48.3% in Mexico in the first quarter this year is its highest among all emerging markets worldwide. The performance of Marlboro has been underpinned by the success of the innovative Marlboro Fresh, which has a menthol thread in the filter, and reached a market share of 0.5% in the first quarter of this year.

(SLIDE 36.)

Our market shares in the four most important EU markets, namely France, Germany, Italy and Spain are essentially stable.

(SLIDE 37.)

This reflects the resilience of Marlboro in these markets. This has been supported by new initiatives behind the brand, two of which are already starting to have a positive impact on the brand’s performance.

In the second quarter of last year, we successfully launched the shorter Marlboro Compact in Italy. This brand contributed a market share of 0.6% in the first quarter of 2009 and has now been line extended into a 10s pack. In Spain, we launched Marlboro Pocket Pack, a 72mm version of Marlboro Red, last October. This variant contributed 0.9 share points to the brand family in the first quarter of this year.

(SLIDE 38.)

After being successfully test marketed last year in Austria, France and Italy, the new Marlboro Gold pack is being gradually rolled-out, initially focusing on Europe.

The response from adult consumers in Germany has been very positive. In comparison with the old pack, the new pack achieves a better rating in nearly every aspect, and in particular in terms of “innovative, modern, elegant and attractive”.

(SLIDE 39.)

While the current economic environment is impacting both overall industry volume and developments within price segments, four underlying adult consumer trends continue to influence our product strategies. These are an increased preference for lighter-tasting, smoother products; an increased interest in technology and innovation in cigarettes; a growing demand for slimmer diameter products, by both male and female adult smokers; and the growth of the menthol segment.

(SLIDE 40.)

The increased preference for lighter-tasting, smoother products is exemplified by the growth of the charcoal-filter segment in Turkey from 23.1% in the first quarter of 2007 to 31.1% in the first quarter this year. With Parliament, Muratti, L&M and Lark, PMI has gained a 75% share of this growing segment.

(SLIDE 41.)

Poland, Russia and Ukraine are three key markets where slimmer diameter cigarettes have become increasingly popular among both male and female adult smokers. In Poland, the share of slimmer diameter cigarettes has increased from 10.2% in the first quarter of 2007 to 15.5% in the first quarter of this year. Our segment share has increased over the same period from 7.2% to 23.9%.

(SLIDE 42.)

L&M Link has been the key driver behind our success, reaching a total market share of 3.1% in Poland in the first quarter of this year.

(SLIDE 43.)

Menthol is a key growth segment within the Japanese market, reaching a first quarter market share of 22.4% this year, compared to 20.5% during the same period in 2007.

Marlboro is by far the largest menthol brand in Japan, with a first quarter 2009 segment share of 26.9%, while Virginia Slims and Lark had segment shares of 8.9% and 7.4%, respectively. This makes PMI the leading company in the Japanese menthol segment.

(SLIDE 44.)

The launch of Marlboro Black Menthol in August last year was our most successful new product introduction ever in Japan, achieving a first quarter share of 1.0% in 2009. To further boost its performance, we have just launched a 1 mg tar variant to complement the initial 8 mg product.

The success of Marlboro Black Menthol has been central to our ability to increase the market share of Marlboro in Japan from 9.8% in the first quarter of last year to 10.4% in the same period this year, and to stabilize our overall share of the Japanese market at 23.9%.

(SLIDE 45.)

This demonstrates that the fundamentals of our business are in very good shape and our growth strategy going forward remains intact. A key element is our flagship brand Marlboro and I will show you some of the new innovations that we are successfully bringing to the brand within the framework of the new architecture that we have developed.

(SLIDE 46.)

The new Marlboro architecture provides us with a key opportunity to take this iconic brand, significantly expand its reach among adult smokers and keep it vibrant in the 21st century.

The new architecture stretches the Marlboro brand into three distinct families with unique expressions, yet still rooted in Marlboro. Marlboro Red stands for “flavor enjoyment”, Marlboro Gold represents “smooth taste and style”, while Marlboro Fresh provides adult smokers with “fresh taste sensations”.

(SLIDE 47.)

Our focus on innovation and technology is best illustrated by Marlboro Filter Plus, also known as Marlboro Flavor Plus in certain markets. It is a product that is available, depending on the market, in 6mg, 3mg and 1mg tar versions, and in the past would have been associated with light taste and, therefore, with Marlboro Gold or Marlboro Silver. However, with its unique multi-chambered filter, including a tobacco plug, Marlboro Filter Plus is all about flavor enjoyment and therefore sits appropriately in the Marlboro Red family.

(SLIDE 48.)

Marlboro Filter Plus and Marlboro Flavor Plus have been successfully introduced across a wide range of markets, focusing first on markets displaying an increasing demand for more flavorful, yet smooth-tasting lighter-tasting cigarettes and targeting, at least initially, the more affluent urban centers.

On a national basis, Marlboro Filter Plus achieved a 2.5% share in Kuwait and a 2.6% share in Romania in April. The brand has also been performing well in key cities in Eastern Europe with a share of 1.8% in Almaty, Kazakhstan, 0.6% in Kiev, Ukraine, and St Petersburg, Russia, and 0.9% in Moscow.

(SLIDE 49.)

Marlboro Filter Plus and Marlboro Flavor Plus fit very well in the Red family along with the traditional full-flavor roof-top pack and Marlboro Flavor Mix, which is the new designation for the previous Marlboro Medium and Marlboro Mx4 Flavor. The brand family stands for the most enjoyable, flavorful, smoking experience.

(SLIDE 50.)

This month, we started to test market in France an upgraded pack for Marlboro Red with a higher quality, more tactile feel and a more distinctive look.

(SLIDE 51.)

Let me now turn to the Marlboro Gold family. After being successfully test marketed last year in Austria, France and Italy, the new pack is being gradually rolled-out, starting in Western Europe. The consumer response has been very favorable.

(SLIDE 52.)

Marlboro Gold Original is the center of a brand new Gold family designed to provide smooth taste and a distinct style. It is a contemporary, progressive line offering new dimensions in smoking. All the new variants within the Marlboro Gold family share a stylish, elegant look, with a unique fingerprint designed pack texture, for a smooth hand feel.

(SLIDE 53.)

Marlboro Gold Advance is a smoother full-flavor product, which, after a successful test market, is being rolled-out nationally in France.

(SLIDE 54.)

Marlboro Gold Touch is a new innovative offering in an unprecedented cigarette format, designed with a slightly slimmer diameter to provide a smooth taste and comfort in the hand. It is available in a stylish anthracite pack in Austria, Greece and Italy where it has just been launched.

(SLIDE 55.)

Marlboro Gold Edge is a super-slims product, which has been launched in Hungary, Poland, Russia and Ukraine.

(SLIDE 56.)

In April, the brand achieved a 2.4% share of the super-slims segment in Poland and a 0.7% segment share in Russia. Its overall market share in April was 0.4% in Budapest, 0.5% in Warsaw, 0.3% in Moscow and 0.2% in Kiev.

(SLIDE 57.)

Finally, Marlboro Gold Smooth 1mg has just been launched in Kuwait and Saudi Arabia. The 1mg segment in Kuwait and Saudi Arabia reached 10.7% and 13.4%, respectively, in the first quarter of this year, an increase of 2.6 and 3.4 share points, respectively, over the same period a year ago.

(SLIDE 58.)

We have also launched a number of new variants under the Marlboro Fresh umbrella, such as Marlboro Crisp Mint, Marlboro Fresh Mint, Marlboro Ice Mint, and Marlboro Black Menthol. This represents a dynamic line of refreshing tastes to provide varying levels of cool sensations in the mouth.

(SLIDE 59.)

Following its success in Japan, Marlboro Black Menthol was introduced in Hong Kong in March this year. It has been an immediate winner in this market as well. In May, it achieved a total market share of 3.0%, enabling the Marlboro Fresh franchise to achieve a monthly total market share of 15.9%, up 1.9 share points since January.

(SLIDE 60.)

In addition to Asia, we are also focusing our efforts in developing the Marlboro Fresh line-up in the Latin America & Canada Region. The menthol segment is growing off a low base in Brazil and Mexico, and is already sizeable in Colombia and the Dominican Republic.

(SLIDE 61.)

Our optimism about the strong potential of Marlboro going forward is reinforced by the brand’s favorable demographic profile.

This chart covers twelve of the most important cigarette markets in the EU Region. It shows for each country a bar on the left for the brand’s smoker share among Young Adult Smokers (or “YAS”), defined as Legal Age (minimum 18) to 24 years old and a bar on the right for the brand’s smoker share among adult smokers up to 64 years old, both for 2008. A green bar on the left indicates that Marlboro’s YAS share is higher than its total adult smoker share, white indicates the same level and red a lower level. As you can see, Marlboro has a higher YAS share in eight markets, an equal share in two and a lower share in two.

(SLIDE 62.)

The main exception to the positive demographic of Marlboro in the EU Region is Germany. However, as this chart shows, our YAS share is showing a positive trend in Germany for the first time in several years and this is occurring at the beginning of our new initiatives.

(SLIDE 63.)

When we look at similar data for Marlboro outside the EU Region, we can see that the demographic profile is even more favorable with a higher YAS share in 11 out of 12 key markets and an equal share in one.

(SLIDE 64.)

Marlboro has been one of the key drivers of our global leadership of the tobacco industry, helping us to gain a further 0.6 share points in 2008 in the global market excluding China and the USA to reach a leading market share of 25.8%.

(SLIDE 65.)

We continue to seek to complement organic growth with acquisitions. These often provide unique opportunities either to enter new markets or to significantly step-up our presence in existing ones. Sampoerna in Indonesia and Rothmans Inc. in Canada are exemplary in this regard.

Acquisitions have also helped us to supplement organic growth in tobacco categories other than cigarettes. Last year, we acquired Interval, earlier this year Petteroes, to strengthen our growing position in fine cut.

Acquisitions though are not the only way to expand our business. Earlier this year, we established a joint-venture with Swedish Match for snus outside the USA and Scandinavia.

(SLIDE 66.)

Our brands, our revenue generating capabilities and our focus on cost savings and productivity improvements enabled us to generate a free cash flow, defined as operating cash flow less capital expenditures, of $6.8 billion in 2008.

Our strong cash flow and our deliberately conservative management approach to our financial structure enabled us to obtain strong credit ratings of A2, A and A+ from S&P, Moody’s and Fitch. This has served us well and we seek to maintain these ratings.

This has helped us to issue bonds for an equivalent of $10.1 billion in 2008 and $3.0 billion this year with well-laddered maturities and a reasonable all-in average long-term interest rate of 5.6%. Our strong capital structure is reinforced by over $6 billion in committed, but untouched, revolving credit facilities and our ability over the last nine months to access the tier 1 commercial paper market on a continuous basis.

(SLIDE 67.)

In August last year, we raised our dividend by 17.4% to an annualized rate of $2.16 per share and we have confirmed our willingness to exceed our target 65% dividend payout ratio in 2009. At the current stock price, our dividend provides an attractive yield of approximately 5.2%.

We have completed over half the $13 billion two year share repurchase program that we initiated in May 2008 and are one of the few major companies in the world to have maintained their share repurchase program throughout the current financial crisis.

All in all we expect to return some $9 billion in cash to our shareholders during 2009.

(SLIDE 68.)

Let me now summarize where we are. The tobacco sector is proving resilient in the current economic downturn but not immune to its effects. Consumer downtrading has been limited so far mainly to Russia and Spain, though overall industry volumes are softer than last year, driven we believe by the rise in unemployment.

We have been able to increase prices slightly more aggressively without impacting the longer-term growth potential of our business. Excise taxes and the regulatory environment remain generally manageable with a few exceptions such as the recent large excise tax increases I mentioned in Brazil and Ukraine. In addition to our ability to generate strong increases in net revenues, our cost saving programs remain on track, more than offsetting recent increases in raw material costs.

We continue to generate enormous cash flows and have an excellent liquidity and strong balance sheet. We have persisted with the implementation of our $13 billion share repurchase program in spite of the global financial crisis and we also provide an attractive dividend yield.

In the short-term, we still face currency headwinds.

(SLIDE 69.)
However, as the economic outlook improves, PMI is very well positioned to prosper thanks to its premier brand portfolio, led by Marlboro and with a total of seven of the top 15 international brands, a superior infrastructure and an excellent geographic balance. This is being reinforced by increased innovation and the successful deployment of a new architecture for Marlboro. We are therefore very optimistic about our future and it is with great pleasure that I will now take your questions.

(SLIDE 70.)	Q&A

(SLIDE 71.)	Reconciliation Slides

(SLIDE 72.)

(SLIDE 73.)

(SLIDE 74.)